Exhibit 99.1

For Immediate Release For more information, contact: Randall H. Brown, Executive Vice President, CFO & Treasurer, EDR 901-259-2507 rbrown@edrtrust.com
Brad Cohen, Investor Relations, ICR 203-682-8211 brad.cohen@icrinc.com
Education Realty Trust Announces At-the-Market Equity Distribution Program

MEMPHIS, Tenn., June, 2, 2010 ----- Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of collegiate student housing, today announced it has implemented an at-the-market equity distribution program under which it may, from time to time, issue and sell shares of its common stock having an aggregate offering price of up to $50 million through or to KeyBanc Capital Markets Inc. and UBS Securities LLC, as sales agents and/or principal.

Sales of common stock under the at-the-market equity distribution program, if any, may be made by means of ordinary brokers’ transactions, including on the New York Stock Exchange, at market prices or as otherwise agreed to with the sales agents. The Company intends to use the proceeds from any sales for general corporate purposes, which may include funding or partially funding the acquisition or the development of student housing communities, the improvement of student housing communities and the repayment of debt.

The common stock will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-161493), and a prospectus supplement relating to the common stock has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and prospectus relating to the common stock may be obtained by visiting EDGAR on the SEC website at www.sec.gov or by contacting: KeyBanc Capital Markets Inc., Attn: Prospectus Delivery Department, 127 Public Square, 6th Floor, Cleveland, OH 44114 or by calling (216) 689-0421; or UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171 or by telephone toll free at 888-827-7275.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.  The offering may be made only by means of a prospectus supplement and related base prospectus.

About Education Realty Trust

Education Realty Trust (NYSE:EDR) is a self-administered, self-managed real estate investment trust that currently owns, develops or manages 64 student housing communities in 22 states with 37,830 beds.  Led by a team with more than 200 years of collective industry experience, EDR is one of America's largest owners and operators of high-quality collegiate student housing. For more information please visit the Company's website at www.educationrealty.com.